Cemtrex, Inc.

September 8, 2009

Mr. Arun Govil
19 Engineers Lane
Farmingdale, New York 11735

Re:	Cemtrex Inc. Promissory Note

Dear Mr. Govil:

As we discussed, Cemtrex, Inc. (the "Company") wishes to settle the Company's convertible promissory note held by you, dated April 30, 2007 (the "Note").  The current principal balance of the Note is $1,300,000 (collectively, the "Outstanding Amount"). Pursuant to the terms of the Note, the Outstanding Amount is convertible into 30,000,000 shares of the Company’s common stock. Please allow this letter to serve as our agreement in settlement of the Outstanding Amount on the following terms and conditions:

1. The Company shall issue you 2,500,000 shares of common stock (the “Common Stock") of the Company, par value $0.001.

2. The Company shall issue you 1,000,000 shares of Series A Preferred Stock (the "Preferred Stock") of the Company, par value $0.001 per share.  The Preferred Stock shall have the rights and preferences as set forth on Exhibit A attached hereto.

3. In consideration of the issuance of the Common Stock and Preferred Stock described in Paragraph 1 and 2 hereof, you agree to forfeit 27,500,000 shares of common stock issuable as per the original terms of the Note.

4. We acknowledge and agree that the Note is hereby cancelled and of no force and effect.

5. You warrant and represent that that you have not granted, assigned, mortgaged, pledged or hypothecated any right, title or interest in the Note. You further represents that you have received independent legal and tax advice in connection with this letter agreement and fully understand the legal and tax ramifications of this agreement and the transactions set forth herein.  The parties acknowledge that this agreement is fair and equitable, and it is not the result of any fraud, duress or undue influence exercised by either of the parties.

6. In consideration of the issuance of the Common Stock and Preferred Stock described in Paragraph 1 and 2 hereof and other good and valuable consideration, receipt of which is acknowledged, you, on behalf of your predecessors, successors in interest, subsidiaries, affiliates, and all past, present and future partners, principals, members, directors, officers, shareholders, employees, servants, representatives, insurers, attorneys, and assigns (collectively, the "Releasors"), hereby release, discharge, and acquit forever the Company from all actions, causes of action, suits, debts, dues, sums of money, attorneys’ fees, accounts, reckonings, bonds, bills, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, whether known or unknown, in law, admiralty or equity ("Claims"), which the Releasors, individually or collectively, ever had, may have had, now have, or hereinafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of the Agreement relating to or in connection with Note. The foregoing release shall inure to the benefit of the Company's predecessors, successors in interest, subsidiaries, affiliates, and all past, present and future partners, principals, members, directors, officers, shareholders, employees, servants, representatives, insurers, attorneys and assigns.

Kindly indicate your acceptance of this agreement by your signature below.

Regards,

CEMTREX, INC.

/s/
By:
Title:

Acknowledged and Agreed to:

/s/
Arun Govil

Exhibit A
Certificate of Designation